EXHIBIT 99.2

ADLS Script:

Focus on the Future: Making 2010 the Year of Restanza and Beyond

Michael Flavin

Hello and welcome. I am Michael Flavin, chief executive officer of Advanced Life Sciences. I am joined by John Flavin, Advanced Life Sciences’ president. We are delighted that you have joined us for this discussion of our company’s achievements and future prospects.

Advanced Life Sciences is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory disease.

John and I want to share with you our perspectives on Advanced Life Sciences: our priorities and strategies, anticipated milestones and future plans. We will highlight the value we believe we are creating as we advance development of Restanza, an important new antibiotic to treat life-threatening bacterial diseases in the community, hospital and biodefense settings.

In 2009, we believe we built a solid foundation of progress and strengthened our strategic focus. 2010 has potential to be a pivotal year for our company. We call it, “the year of Restanza and beyond,” and we are excited to tell you about it.

John Flavin  (01:07)

Restanza is a novel, once daily, oral antibiotic. It’s demonstrated an attractive safety profile and a high level of activity against a broad range of bacterial infections, including bacterial strains that have proven resistant to other classes of antibiotics. Most notably, Restanza has shown great potency and activity against community acquired bacterial pneumonia, referred to as CAP or CABP.

CAP today is a major public health threat. It is the 6th leading cause of death in the US. Frighteningly, resistance to streptococcus pneumoniae, the bacteria that causes CAP, ranges from 40-60% in the US and much higher in other countries, and current first-line treatments can’t keep pace with the spread of these infections. That is why there is an urgent need for a new, oral antibiotic, such as Restanza.

Equally compelling, Restanza has shown effectiveness against several lethal pathogens, including anthrax, plague, and tularemia. If weaponized, these pathogens could represent serious bioterror threats to public health. Governments in the US and around the world are aggressively supporting development of therapeutic agents that can combat these deadly pathogens. Restanza represents a major biodefense opportunity for Advanced Life Sciences.

Today, Restanza is advancing in development on all these important fronts. One of Restanza’s major advantages is the potency and breadth of its activity. That is why we characterize Restanza as “a pipeline in itself” and as you have heard us say before, “one drug against many bugs.”

To set the stage for what we intend to do in 2010, let’s recap our activities in 2009, which was a year of both accomplishment and challenge.

In the Restanza CAP program, there were 2 major events. First was the June Anti-Infective Drugs Advisory Committee or AIDAC meeting to review the new drug application for Restanza as a treatment for adults with mild-to-moderate CABP. Second was receipt of the Complete Response Letter from the US Food and Drug Administration.

Michael Flavin  (03:07)

The successful NDA submission in late 2008 set the stage for our AIDAC meeting in June.  We spent the first two quarters of the year supporting the FDA NDA review and preparing for the AIDAC presentation.  The AIDAC meeting occurred on time which has not been achieved with many other recent antibiotic reviews which speaks to the completeness of our NDA package and our thorough preparation.

We were pleased with a positive vote on safety which was a major achievement that we believe mitigates our continued development risk.  We were also disappointed with the panel’s negative vote on efficacy in light of the FDA’s new guidance for clinical trial design in CAP especially since we followed the existing guidance and confirmed our protocols before we began the trials in 2006.

In the new CAP design guidance document which was published by FDA well after we completed our trials, the FDA advises sponsors to demonstrate efficacy in more severe CAP patients.  Our phase 3 trial population included mild-to-moderate patients.

Following the receipt of the complete response letter, we moved quickly to address the efficacy issues. We have been actively engaged in pursuing dialog with the FDA to design and establish a special protocol assessment, or SPA. The goal of the SPA is to determine the path forward for collecting the clinical data required to satisfy the FDA’s request for additional efficacy information to gain approval in the CAP indication.

In December, there was a second FDA AIDAC meeting to discuss CAP trial design and endpoints. We were pleased to note that the committee’s views were very consistent with our approach in designing our SPA. We are optimistic that we will soon have agreement with the FDA on a clear registration pathway for Restanza.

The changing FDA guidance for antibiotic drug development has been frustrating for many companies and has made it difficult to move forward as design issues have been debated over the past several months.  We believe that the dust is settling on the clinical trial design issue and we have remained very active in understanding what the registration pathway for Restanza should be.

While the evolving FDA rules have posed a challenge for us and others in the field, they represent a barrier to entry and could position us for greater commercial success with fewer competitors once Restanza is approved.

Throughout this process, we have continued to work closely with our Asia-Pacific development partner, Wyeth, now, Pfizer, on development and commercialization plans for Restanza. We highly value this collaboration and have been gratified by Pfizer’s continued support.

John Flavin  (06:02)

In 2009, counterbalancing these regulatory challenges, Advanced Life Sciences made great progress in advancing our Restanza biodefense program. We reported positive data in multiple indications. And, we moved towards securing additional non-dilutive funding. We believe that our Restanza biodefense franchise represents a promising, near-term commercial opportunity for our Company. I am pleased to describe our progress.

In 2009, we reported strong, positive results from 4 major trials of Restanza against lethal pathogens.

In a study conducted with the National Institute of Allergy and Infectious Disease, Restanza showed protective efficacy in treating anthrax infection following exposure, but before symptoms were present.

In a pivotal primate study, Restanza demonstrated protective efficacy in treating anthrax infection after symptoms were present.

Restanza demonstrated protective efficacy in a pivotal primate study in plague, and similarly showed 100% survival in a pivotal primate study in tularemia.

In addition, we received FDA Orphan Drug Designation for Restanza in plague and tularemia, just as we had previously received orphan designation for Restanza in anthrax. We believe that orphan designation has significantly strengthened the commercial potential of our Restanza biodefense franchise.

We have compiled an extensive efficacy database in studies carried out under the FDA’s animal rule.  These studies, combined with the human safety data from our clinical work in CAP and other serious infections will represent the database that can support the biodefense indications.

Our biodefense program is entirely self-funded. In 2009, we were awarded a contract for $3.8 million from the US Department of Defense for additional studies of Restanza as a broad-spectrum medical countermeasure. This award complements funding we previously received from the Department of Health and Human Services, and positions us to be able to complete required testing and seek government procurement contracts downstream.

Michael Flavin  (08:05)

Looking ahead, we believe that 2010 has potential to be a pivotal year for Advanced Life Sciences. We intend to advance Restanza toward registration on two major fronts: in community acquired bacterial pneumonia and as a broad spectrum countermeasure for biodefense. In addition, we intend to move toward expanding the Restanza franchise with new formulations and new indications. And, we plan to aggressively pursue opportunities to strengthen our business.

In order to position Restanza for success in CAP, we will focus on 3 strategies: working closely with the FDA to conclude the SPA process; continuing to work with Pfizer to design and initiate clinical development in the Asia-Pacific region; and cultivating additional development and commercialization partnerships.

To position Restanza for government procurement in biodefense, we have 5 initiatives: working with HHS on a Request for Proposal for biodefense; pursuing a $15 million development contract proposal with HHS; expanding the current development partnership with the DOD and initiating procurement discussions; submitting additional biodefense funding proposals; and working with the FDA to determine the biodefense NDA data package for submission.

John Flavin  (09:28)

As the FDA and physicians focus on the risks and benefits of new antibiotic treatments, many hospital indications remain areas of unmet medical need due to increased bacterial resistance and higher mortality rates and set the stage for increased regulatory and commercial success.

Therefore, we also intend to expand the Restanza franchise in 3 key areas: entering the hospital market with an IV formulation, which will mean completing preclinical development that is already underway and expanding into hospital-based indications; establishing a pediatric formulation; and

expanding the potential use in severe skin infections starting by carrying out advanced CA-MRSA microbiology studies.

Importantly, we plan to enhance our antibacterial and respiratory pipeline through discovery and in-licensing. In particular, we will look for novel chemotypes targeting gram negative pathogens; look for marketed products for co-promotion or in-licensing  and explore building a specialty infrastructure to commercialize our pipeline anti-infective products in the hospital setting.

We are energized by these goals and our prospects for success. We are also pragmatic. We know that growth goals require significant resources. To fund these diversified initiatives, we intend to raise additional capital through the sale of equity and/or commercial partnerships. In order to do this we are asking shareholders to vote to approve the authorization of new shares in conjunction with our upcoming shareholder meeting.  We remain open to all options to capture shareholder value and securing growth capital to advance our programs will be integral to our success in building value in 2010 and beyond.

Michael Flavin  (11:10)

In conclusion, we are excited about our prospects in 2010. We have sharpened our focus on key business strategies and priorities, fortified our commitment to meet the increasingly urgent market need for breakthrough antibiotics and renewed our confidence in the therapeutic and commercial potential of our Restanza pipeline.

We are proud of our company’s resiliency and resolve to reach our goals and advance Restanza toward the market.

We are also proud of our team and their strong personal and professional dedication to enhancing public health with novel antibiotic treatments.

We are committed to making 2010 “the year of Restanza and beyond,” and we invite all our stockholders and stakeholders to follow our progress.

Thank you for viewing our presentation.

ADDITIONAL INFORMATION

The soliciting material presented herein is prepared by and on behalf of the Board of Directors of Advanced Life Sciences Holdings, Inc. (“ADLS”) in connection with proposals to be presented to shareholders at the upcoming annual meeting of shareholders of ADLS.  Information  regarding the shareholdings of management and the Board of Directors of ADLS can be found in the Preliminary Proxy Statement filed with the SEC on February 9, 2010 and in the company’s other filings with the Securities and Exchange Commission.  Additional information will be contained in the definitive proxy statement to be filed by ADLS with the Securities and Exchange Commission prior to the annual meeting.  A copy of the definitive proxy statement will be mailed to each shareholder of record prior to the annual meeting, and will be available for free at the SEC’s website, www.sec.gov, and may also be obtained free (when available) from the company.

SHAREHOLDERS SHOULD READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE COMPANY’S PROPOSALS.